SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Somanetics Corporation

(Name of Registrant as Specified In Its Charter)

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1653 East Maple Road
Troy, Michigan 48083-4208
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 10, 2008
To the Shareholders of Somanetics Corporation:
     THIS IS OUR NOTICE TO YOU that the annual meeting of shareholders of Somanetics Corporation will be held at the Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m. eastern time on Thursday, April 10, 2008 for the following purposes:
1.	To select two directors, each to serve until the 2011 annual meeting of shareholders and until his successor is elected and qualified.

2.	To transact such other business as may properly come before the meeting and any adjournment thereof.
     Only shareholders of record on February 12, 2008 will be entitled to notice of the meeting or any adjournment of the meeting and to vote at the meeting or any adjournment of the meeting.
     All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and return it as promptly as possible to ensure your representation at the meeting. A return postage-prepaid envelope is enclosed for that purpose. If you return the proxy, you may withdraw your proxy and vote your shares in person if you attend the meeting.
     Your attention is called to the attached proxy statement and the accompanying proxy. A copy of our annual report for the fiscal year ended November 30, 2007 accompanies this notice.

By order of the board of directors
Bruce J. Barrett
President and Chief Executive Officer
Troy, Michigan
March 5, 2008

SOMANETICS CORPORATION
PROXY STATEMENT
I. ELECTION OF DIRECTORS
OTHER EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS — YEAR ENDED NOVEMBER 30, 2007
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — NOVEMBER 30, 2007
OPTION EXERCISES AND STOCK VESTED — YEAR ENDED NOVEMBER 30, 2007
DIRECTOR COMPENSATION — YEAR ENDED NOVEMBER 30, 2007
III. OTHER MATTERS

SOMANETICS CORPORATION
1653 East Maple Road
Troy, Michigan 48083-4208
PROXY STATEMENT
Annual Meeting of Shareholders
April 10, 2008
General Information
     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Somanetics Corporation. The proxies are being solicited for use at the 2008 annual meeting of shareholders to be held at the Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m. eastern time on Thursday, April 10, 2008, and at any adjournment of that meeting. The 2008 annual meeting of shareholders is being held for the purposes described in the notice of annual meeting of shareholders on the prior page. We expect that this proxy statement and accompanying proxy will be first sent or given to shareholders on or about March 5, 2008.
Solicitation
     We will bear the entire cost of soliciting proxies in the enclosed form, including the costs of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy and any additional information we furnish to shareholders. We may supplement our solicitation of proxies by mail with telephone, telegraph, facsimile, e-mail or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to our directors, officers or other regular employees for these services. We will request that brokers, nominees and other similar record holders forward soliciting material, and we will reimburse them upon request for their out-of-pocket expenses.
Voting Securities and Principal Holders
Voting Rights and Outstanding Shares
     Only shareholders of record at the close of business on February 12, 2008 will be entitled to notice of the annual meeting or any adjournment of the meeting and to vote at the annual meeting or any adjournment of the meeting. As of the close of business on February 12, 2008, we had 13,451,734 outstanding common shares, $0.01 par value, the only class of our stock outstanding and entitled to vote.
     Each common share is entitled to one vote on each matter submitted for a vote at the meeting. The presence, in person or by proxy, of the holders of record of a majority of the outstanding common shares entitled to vote, or 6,725,868 shares, is necessary to constitute a quorum for the transaction of business at the meeting or any adjournment of the meeting.

Revocability of Proxies
     A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to our Secretary or by executing and delivering to our Secretary a later dated proxy. A shareholder’s attendance at the meeting will not have the effect of revoking any proxy given by that shareholder unless the shareholder gives written notice of revocation to our Secretary before the proxy is voted. Any written notice revoking a proxy, and any later dated proxy, should be sent to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department.
     Valid proxies in the enclosed form that are returned in time for the meeting and executed and dated in accordance with the instructions on the proxy will be voted as specified in the proxy. If no specification is made, the proxies will be voted FOR the election as directors of the nominees listed below.
Principal Holders of Our Voting Securities
     The following table contains information with respect to the beneficial ownership of our common shares as of February 12, 2008 by each person known to us to beneficially own more than five percent of our common shares, our only outstanding class of voting shares:

		Percentage of
	Amount and Nature of	Common Shares
Name and Address of Beneficial Owner	Beneficial Ownership	Owned (1)
MFC Global Investment Management (U.S.), LLC	683,006 (3)	5.1
101 Huntington Street
Boston, Massachusetts 02199

(1)	Based on 13,451,734 common shares outstanding as of February 12, 2008.

(2)	The information with respect to MFC Global Investment Management (U.S.), LLC (“MFC Global (U.S.)”) is based solely on a Schedule 13G report, dated February 7, 2008. Manulife Financial Corporation (“MFC”), 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5, is a Canadian parent holding company. MFC owns common shares through its indirect, wholly-owned subsidiaries, MFC Global (U.S.), and MFC Global Investment Management (U.S.A.) Limited (“MFC Global (U.S.A.)”), 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5, both of which are investment advisers registered under the Investment Advisers Act of 1940. MFC Global (U.S.A.) has sole voting and investment power over 191 common shares. MFC Global (U.S.) has sole voting and investment power over 682,815 common shares. Through its parent-subsidiary relationship to MFC Global (U.S.A.) and MFC Global (U.S.), MFC may be deemed to have beneficial ownership of these same shares.
I. ELECTION OF DIRECTORS
     Our board of directors proposes that the two persons named below as “nominees for election as directors for a three-year term” be elected as our directors, each to hold office until the annual meeting of shareholders to be held in 2011 and until his successor is elected and qualified. Dr. Ausman was last elected as a director at the 2005 annual meeting of shareholders on April 21, 2005 and Mr. Sorensen was elected by the Board of Directors on June 13, 2006 to fill a newly-created vacancy in the board. If a quorum is present, the two nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receives the greatest number of votes cast, but will be counted for purposes of determining whether a quorum is present. The persons named in the accompanying proxy intend to vote all valid proxies received by them FOR the election of the nominees listed below unless the person giving the proxy withholds authority to vote for these nominees. The nominees listed below have consented to serve if elected. If any nominee is unable or declines to serve, which we do not expect to happen, the proxy holders intend to vote the proxies in accordance with their best judgment for another qualified person.
     The following information is furnished as of February 12, 2008 with respect to our nominees for election as directors, with respect to each person whose term of office as one of our directors will continue after the meeting, with respect to each of our executive officers who is named in the Summary Compensation Table below, and with respect to all of our directors and executive officers as a group:

				Amount and		Percentage
				Nature of		of
			Position and Offices	Common Shares		Common	Term
	Director		With Us and Other	Beneficially		Shares	to
Name	Since	Age	Principal Occupation	Owned		Owned(1)	Expire
NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM

Dr. James I. Ausman	6/94	70	Director, Somanetics, Clinical Professor of Neurosurgery at the University of California at Los Angeles, Chief Executive Officer, Waymaster Corporation, President and Chief Executive Officer, Future Healthcare Strategies, and Editor of Surgical Neurology	52,791	(2)	*	2011

Richard R. Sorensen	6/06	52	Director, Treasurer and Chief Financial Officer, US Health and Life Insurance Company and Automated Benefit Services, Inc.	2,000	(3)	*	2011

DIRECTORS CONTINUING IN OFFICE

Daniel S. Follis	4/89	70	Director, President of Verschuren & Follis, Inc. and President of Follis Corporation	23,770	(4)	*	2009

Robert R. Henry	12/98	67	Director and President of Robert R. Henry & Co., Inc.	296,200	(5)	2.2	2009

Bruce J. Barrett	6/94	48	President, Chief Executive Officer and a Director	673,810	(6)	4.8	2010

John P. Jumper	6/07	63	Director and Retired Chief of Staff, United States Air Force	0		0.0	2010

OTHER EXECUTIVE OFFICERS

William M. Iacona	124,125	(7)	*
Dominic J. Spadafore	133,780	(8)	*
Mary Ann Victor	156,961	(9)	1.2
All directors and executive officers as a group (9 persons)	1,463,437	(10)	10.1

*	Less than 1 percent
(1)	Based on 13,451,734 common shares outstanding as of February 12, 2008. For purposes of the table above, and in accordance with the rules of the Securities and Exchange Commission, we deem common shares that are subject to options that are currently exercisable or exercisable within 60 days of February 12, 2008 to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the common shares beneficially owned by them.

(2)	Includes 36,011 common shares that Dr. Ausman has the right to acquire within 60 days of February 12, 2008, 10,250 common shares owned jointly with his wife, and 6,530 shares held in an individual retirement account over which Dr. Ausman exercises sole voting and investment control.

(3)	Includes 2,000 common shares that Mr. Sorensen has the right to acquire within 60 days of February 12, 2008.

(4)	Includes 15,500 common shares that Mr. Follis has the right to acquire within 60 days of February 12, 2008. The 23,770 common shares shown above as beneficially owned by Mr. Follis include 8,270 common shares owned by The Infinity Fund, a limited partnership in which Mr. Follis is a 24.7 percent limited partner and a 50 percent general partner and which is administered by Verschuren & Follis, Inc., a corporation in which Mr. Follis is a 50 percent shareholder, a director and the President.

(5)	Includes 28,500 common shares that Mr. Henry has the right to acquire within 60 days of February 12, 2008.

(6)	Includes 638,810 common shares that Mr. Barrett has the right to acquire within 60 days of February 12, 2008, 18,000 restricted common shares that vest in five equal annual installments beginning June 29, 2007 (3,600 common shares have vested and are no longer restricted), and 17,000 common shares owned jointly with his wife.

(7)	Includes 115,525 common shares that Mr. Iacona has the right to acquire within 60 days of February 12, 2008 and 9,000 restricted common shares that vest in five equal annual installments beginning June 29, 2007 (1,800 common shares have vested, are no longer restricted and are owned jointly with his wife).

(8)	Includes 121,280 common shares that Mr. Spadafore has the right to acquire within 60 days of February 12, 2008, 9,000 restricted common shares that vest in five equal annual installments beginning June 29, 2007 (1,800 common shares have vested and are no longer restricted), and 3,500 common shares that Mr. Spadafore owns jointly with his spouse.

(9)	Includes 142,861 common shares that Ms. Victor has the right to acquire within 60 days of February 12, 2008, 9,000 restricted common shares that vest in five equal annual installments beginning June 29, 2007 (1,800 common shares have vested and are no longer restricted), 2,000 common shares held by Ms. Victor’s husband and 3,100 common shares held by Ms. Victor’s husband jointly with his mother.

(10)	Includes 1,100,087 common shares that all executive officers and directors as a group have the right to acquire within 60 days of February 12, 2008 and 45,000 restricted common shares that vest in five equal annual installments beginning June 29, 2007 (9,000 common shares have vested and are no longer restricted).
Biographical Information
     The following is a brief account of the business experience during the past five years of the nominee for our board of directors and of each of our directors whose term of office will continue after the meeting:
     James I. Ausman, M.D., Ph.D. Dr. Ausman has served as one of our directors since June 1994. He has been Clinical Professor of Neurosurgery at the University of California at Los Angeles since 2004 and Professor of the Department of Neurosurgery at the University of Illinois at Chicago since 1991 and served as its head from 1991 until September 2001. Since January 2006, he has served as Chief Executive Officer, Waymaster Corporation, a television production company, and since November 2007 he has served as President and Chief Executive Officer, Future Healthcare Strategies, a healthcare consulting company. Since 1994, he has also been the editor of Surgical Neurology. He serves as the medical expert for KMIR 6 TV in Palm Desert, California. He and his wife, Carolyn, are the creators and executive producers of the PBS television show “The Leading Gen: What will you do with the rest of your life?” From August 2006 until December 2007 he served as a consultant for Sg2 LLC, a healthcare consulting firm. From July 2002 until December 2005, he served as a consultant for Navigant Consulting, Inc. (formerly The Tiber Group), a healthcare strategic planning and market research company. From September 1978 until August 1991, he was Chairman of the Department of Neurosurgery at Henry Ford Hospital in Detroit. From December 1987 until July 1991, he served as Director of the Henry Ford Neurosurgical Institute, also at Henry Ford Hospital. In addition, he was Clinical Professor of Surgery, Section of Neurosurgery at the University of Michigan in Ann Arbor from 1980 until 1991. Dr. Ausman received a B.S. degree in chemistry and biology from Tufts University, a Doctorate of Medicine from Johns Hopkins University School of Medicine, a Masters of Arts in Physiology from the State University of New York at Buffalo, and a Ph.D. in Pharmacology from George Washington University. He has also received graduate training in neurosurgery at the University of Minnesota and has obtained board certification from the American Board of Neurological Surgery.
     Richard R. Sorensen. Mr. Sorensen has served as one of our directors since June 2006. Since May 2007 he has served as Treasurer and Chief Financial Officer of US Health and Life Insurance Company, a group health and life insurance company, and of Automated Benefit Services, Inc., a third party administrator, both wholly-owned subsidiaries of U.S. Health Holdings, Ltd. From June 2005 to May 2007, he served as a financial advisor with UBS Financial Services, Inc., a firm providing financial advisory and brokerage services. From September 1998 to June 2005, he served at Superior Consultant Holdings Corporation, a publicly-traded provider of information technology, consulting and outsourcing to hospitals and healthcare systems, most recently as its Chief Financial Officer from October 2000 to June 2005. Superior Consultant Holdings Corporation merged with Affiliated Computer Services, Inc. in January 2005. Previously he served as an audit partner with Plante & Moran LLP, a professional service firm, including an independent registered public accounting firm, providing tax, assurance and business consulting services in Michigan, Ohio and Illinois. Mr. Sorensen received a BBA degree in accounting from University of Michigan.

     Daniel S. Follis. Mr. Follis has served as one of our directors since April 1989. Since 1981, he has served as President of Verschuren & Follis, Inc., which advises and administers The Infinity Fund, a limited partnership that invests in emerging growth companies. Since 1995 he has also served as President of Follis Corporation, a sales and marketing company engaged in media sales, television production, serving as a manufacturer’s representative and investment management. Mr. Follis received a B.A. degree in business from Michigan State University.
     Robert R. Henry. Mr. Henry has served as one of our directors since December 1998. He has been President of Robert R. Henry & Co., Inc., a financial consulting and investment firm, since 1989. Mr. Henry served as an advisory director of Morgan Stanley & Co. Incorporated from 1989 until March 2006, and from 1977 to 1989 was a managing director of Morgan Stanley. He received an M.B.A. from Harvard Business School and a B.A. from Williams College.
     Bruce J. Barrett. Mr. Barrett has served as our President and Chief Executive Officer and as one of our directors since June 1994. Earlier in his career, Mr. Barrett served as the Director, Hospital Products Division, for Abbott Laboratories, Ltd., a health care equipment manufacturer and distributor, and as the Director, Sales and Marketing, for Abbott Critical Care Systems, a division of Abbott Laboratories, Inc., a health care equipment manufacturer and distributor. While at Abbott Critical Care Systems, Mr. Barrett managed Abbott’s invasive oximetry products for approximately four years. Prior to joining Abbott Laboratories, he served as the group product manager of hemodynamic monitoring products of Baxter Edwards Critical Care, an affiliate of Baxter International, Inc., another health care equipment manufacturer and distributor. Mr. Barrett received a B.S. degree in marketing from Indiana State University and an M.B.A. degree from Arizona State University. Mr. Barrett is a party to an employment agreement with us that requires us to elect him to the offices he currently holds.
     John P. Jumper. General Jumper retired from the United States Air Force in 2005 after a 39-year military career. In his last position as Chief of Staff he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard and Air Force Reserve men and women. In that position he administered annual budgets in excess of $100 billion. As Chief of Staff, he was a member of the Joint Chiefs of Staff providing military advice to the Secretary of Defense, the National Security Council and the President. From 2000 to 2001 General Jumper served as Commander, Air Combat Command. During the 1999 war in Kosovo and Serbia he commanded U.S. Air Forces in Europe and Allied Air Forces Central Europe. In earlier assignments he served on the Joint Staff and as Senior Military Assistant to Secretary of Defense Dick Cheney and Secretary Les Aspin. He also commanded an F-16 fighter squadron and two fighter wings, accumulating more than 5,000 flying hours, including more than 1,400 combat hours in Vietnam and Iraq. He currently serves on the Board of Directors of Goodrich Corporation, TechTeam Global, Inc., SAIC, Inc. and Jacobs Engineering Group Inc., as well as on the non-profit Boards of the Air Force Association, the Marshall Foundation and the Air Force Village Charitable Foundation. He also serves as a director of several private companies and as an advisor and independent consultant to several technology companies. General Jumper holds a degree in electrical engineering from the Virginia Military Institute and an M.B.A. from Golden Gate University in San Francisco.

Corporate Governance
  Independence
     Our board of directors has determined that Dr. Ausman, General Jumper and Messrs. Follis, Henry and Sorensen are independent under the listing standards of The NASDAQ Stock Market LLC Marketplace Rules, as those standards have been modified or supplemented.
  Board Meetings and Annual Meeting Attendance Policy
     During the fiscal year ended November 30, 2007, our board of directors held 10 meetings and acted by written consent once.
     We encourage all of our directors to attend the annual meeting of shareholders, if possible. All five of our then current directors attended the 2007 annual meeting of shareholders.
  Audit Committee
     Our board of directors has established a separately-designated, standing Audit Committee that consists of four directors and is established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. Mr. Henry (Chairman), Dr. Ausman, Mr. Follis and Mr. Sorensen are the current members of this committee. The Audit Committee:
•	is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us, including responsibility for the resolution of disagreements between management and the auditor regarding financial reporting; each such registered public accounting firm must report directly to the Audit Committee;

•	ensures that before the independent accountant is engaged by us to render audit or non-audit services, the engagement is approved by the Audit Committee or the engagement to render the service is entered into pursuant to pre-approval policies and procedures established by the Audit Committee; this pre-approval authority may be delegated to one or more members of the Audit Committee;

•	takes, or recommends that the full board takes, appropriate action to oversee the independence of our independent accountants;

•	oversees our independent accountants’ relationship by discussing with our independent accountants the nature, scope and rigor of the audit process, receiving and reviewing audit and other reports from the independent accountants and providing our independent accountants with full access to the committee and the board to report on any and all appropriate matters;

•	reviews and discusses the audited financial statements and the matters required to be discussed by SAS 61 with management and the independent accountants, including discussions concerning the independent accountant’s judgments about the quality of our accounting principles, applications and practices as applied in our financial reporting;

•	recommends to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	reviews with management and the independent accountants the quarterly financial information before we file our Form 10-Qs; this review is performed by the committee or its chairperson;

•	discusses with management and the independent accountants the quality and adequacy of our internal controls;

•	establishes procedures for (1) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviews related party transactions required to be disclosed in our proxy statement for potential conflict of interest situations and approves all such transactions;

•	discusses with management the status of pending litigation as it pertains to the financial statements and disclosure and other areas of oversight as the committee deems appropriate; and

•	reports committee activities to the full board.
During the fiscal year ended November 30, 2007, our Audit Committee held seven meetings.
     Our board of directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website, at http://www.somanetics.com.
  Audit Committee Financial Experts
     Our board of directors has determined that Mr. Henry and Mr. Sorensen are Audit Committee financial experts, as defined by the Securities and Exchange Commission, serving on our Audit Committee. Mr. Henry and Mr. Sorensen are independent as independence for audit committee members is defined in the listing standards of The NASDAQ Stock Market LLC Marketplace Rules. Mr. Henry’s experience that qualifies him as our Audit Committee financial expert includes investment banking experience serving as managing director of Morgan Stanley from 1977 to 1989, corporate securities underwriting experience with Morgan Stanley from 1965 to 1977 and an M.B.A. from Harvard Business School in 1964. Mr. Sorensen’s experience that qualifies him as our Audit Committee financial expert includes his current position as Treasurer and Chief Financial Officer of US Health and Life Insurance Company and his former position as Chief Financial Officer of Superior Consultant Holdings Corporation, a publicly-traded company, and his service as an audit partner with Plante & Moran LLP. See “Biographical Information.”

Audit Committee Report
     Our Audit Committee has:
•	reviewed and discussed our audited financial statements for the fiscal year ended November 30, 2007 with our management;

•	discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and

•	discussed with our independent accountants our independent accountants’ independence.
Based on the review and discussions described above in this paragraph, our Audit Committee recommended to our board of directors that the audited financial statements for the fiscal year ended November 30, 2007 be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 for filing with the Securities and Exchange Commission.
     Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company or its accountants or auditors. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
     Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

By the Audit Committee
Robert R. Henry, Chairman Daniel S. Follis	James I. Ausman, M.D., Ph.D. Richard R. Sorensen

Compensation Committee
     Our board of directors has a standing Compensation Committee which consists of four directors. Mr. Follis (Chairman), Dr. Ausman, Mr. Henry and Mr. Sorensen are the current members of this Committee. The Compensation Committee makes recommendations to the board of directors with respect to compensation arrangements and plans for executive officers and directors of the Company and administers the Company’s 1991 Incentive Stock Option Plan, 1997 Stock Option Plan, and 2005 Stock Incentive Plan. During the fiscal year ended November 30, 2007, the Compensation Committee held nine meetings.
     Our board of directors has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website, at http://www.somanetics.com.
     The Committee generally meets at regularly scheduled quarterly and annual meetings of the board of directors, with additional meetings held as often as its members deem necessary. The Committee generally considers executive salaries at the regularly scheduled meeting of the board after the end of the third quarter, effective August 1, and at the time of a promotion or change in duties. The Committee generally considers an annual bonus plan near the beginning of the year, in connection with, or after, review and approval of our business plan for the year, with payouts usually reviewed and determined at the regular meeting held after the end of the first three quarters and at a mid-December meeting after the end of the fourth quarter. The Committee generally considers equity awards at varying times depending on various factors, such as the date of the last award and Committee deliberations about proposed awards or other compensation. In fiscal 2007, the Committee deferred recommendation of executive officer equity awards.
     The Committee may delegate any of its responsibilities to subcommittees as the Committee deems appropriate, provided that subcommittees are composed entirely of independent directors. The Committee has the authority to retain a compensation consultant to assist in the evaluation of compensation, and has the sole authority to retain and terminate such firm and to approve its fees and other retention terms. The Committee also has authority to retain other advisors. We must provide appropriate funding for payment of compensation to any consulting firm or other advisors employed by the Committee.
     The Committee has not delegated any of its responsibilities to a subcommittee and has not retained a compensation consultant or other advisor. Proposals regarding compensation of executive officers and directors (including recommending bonus formulas and plans, performance measures, compensation and award levels, and payout amounts) are generally made by management, primarily our Chief Executive Officer. The Committee has discretion to accept, reject or modify these recommendations. Our Secretary generally prepares materials and agendas for Committee meetings, attends the meetings and keeps the minutes of the meetings. Our Chief Executive Officer generally attends Committee meetings, but is not present during voting or deliberations regarding his compensation.

     In evaluating these proposals, the Compensation Committee relies primarily on its members’ reviews of summaries of past and current salaries and bonuses of, and equity awards to, our executive officers, values of outstanding equity awards held by our executive officers, and previous bonus plans and employment and severance agreements, its members’ reviews of the information contained in our proxy statement, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of our size and results of operations and the objectives of such compensation.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended November 30, 2007, Dr. Ausman, Mr. Follis (Chairman), Mr. Henry and (beginning January 17, 2007) Mr. Sorensen served as the members of our Compensation Committee. None of the members of our Compensation Committee was, during the fiscal year ended November 30, 2007, one of our officers or employees, or one of our former officers. None of the committee members had any relationship requiring disclosure by us pursuant to Securities and Exchange Commission rules regarding disclosure of related-party transactions.
Compensation Committee Report
     Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below under the caption “Executive Compensation – Compensation Discussion and Analysis” with our management. Based on this review and discussion, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended November 30, 2007.

By the Compensation Committee Daniel S. Follis, Chairman James I. Ausman, M.D., Ph.D. Robert R. Henry Richard R. Sorensen
Nominating Committee
     Our board of directors has a standing Nominating Committee which consists of four directors. Dr. Ausman (Chairman), Mr. Follis, Mr. Henry and Mr. Sorensen are the current members of this committee. The Nominating Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill any vacancies. During the fiscal year ended November 30, 2007, the Nominating Committee held four meetings.
     Our board of directors has adopted a written charter for the Nominating Committee, a current copy of which is available to shareholders on our website, at http://www.somanetics.com.

     The Nominating Committee’s policy is to consider any director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to our Secretary, at Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208. To be timely, the notice must be received at our offices at least 120 days before the anniversary of the mailing of our proxy statement relating to the previous annual meeting of shareholders. The notice must set forth:
•	with respect to the director candidate,
•	the candidate’s name, age, business address and residence address,

•	the candidate’s principal occupation or employment,

•	the number of our common shares beneficially owned by the candidate,

•	information with respect to the candidate’s independence, as defined under Nasdaq’s listing standards for independent directors in general and with respect to Audit Committee members,

•	information with respect to other boards on which the candidate serves,

•	information with respect to direct or indirect transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the shareholder giving the notice, and

•	any other information relating to the candidate that we would be required to disclose in our proxy statement if we were to solicit proxies for the election of the candidate as one of our directors or that is otherwise required under Securities and Exchange Commission rules, including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and
•	with respect to the shareholder giving the notice,
•	the name and address of the shareholder as they appear on our stock transfer records, and
•	the number of our common shares beneficially owned by the shareholder (and the period they have been held).
The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nominating Committee and our then current needs, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. Historically, nominees have been existing directors or business or other associates of our directors or officers. Mr. Sorensen was appointed by the board of directors in June 2006 to fill a newly-created vacancy in the board based on the Nominating Committee’s recommendation. Mr. Sorensen was recommended to the Nominating Committee by one of our executive officers, other than our Chief Executive Officer. General Jumper was appointed by the board of directors in June 2007 to fill a newly-created vacancy in the board based on the Nominating Committee’s recommendation. General Jumper was recommended to the Nominating Committee by one of our non-management directors.

Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

•	Accountability for adherence to the code.
     This Code of Business Conduct and Ethics is attached to our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 as Exhibit 14.1. We have also posted it on our website at http://www.somanetics.com. We will provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Requests for a copy of our Code of Business Conduct and Ethics should be made to our Secretary at Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our website at http://www.somanetics.com within four business days following the date of the amendment or waiver.
Review, Approval or Ratification of Transactions with Related Persons
     Our board of directors has adopted a written Related Party Transactions Policy. We have posted it on our website at http://www.somanetics.com. In general, it is our policy to avoid related-party transactions. If a “Related Party Transaction” is offered that appears to be in our best interests, then the policy provides a process to review and approve the transaction. Under this policy, a Related Party Transaction will be consummated or will continue only if:
•	our Audit Committee approves or ratifies the transaction and the transaction is on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party; or

•	the transaction is approved by disinterested members of our board of directors; or

•	the transaction involves compensation approved by our Compensation Committee.

     For purposes of this policy, “Related Party” has the same meaning as “related person” under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission, and includes:
•	any of our directors or executive officers,

•	any person who is known to us to be the beneficial owner of more than five percent of any class of our voting securities, and

•	any immediate family member of one of our directors or executive officers or person known to us to be a more than five percent shareholder.
     For purposes of this policy, a “Related Party Transaction” is a transaction in which we are a participant and in which any “Related Party” had or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than:
•	transactions available to all salaried employees generally, and
•	transactions involving less than $5,000 when aggregated with all similar transactions.
     Management will present to the Audit Committee for approval by the next regularly scheduled Audit Committee meeting any Related Party Transactions proposed to be entered into by us, including the proposed aggregate value of such transactions, if applicable, or Related Party Transactions may preliminarily be entered into by management subject to ratification by the Audit Committee. The Audit Committee will review and approve or disapprove such transactions, and at each subsequent regularly-scheduled Audit Committee meeting, management will update the Audit Committee as to any material change to the approved transactions. If such transactions are not ratified, management must make all reasonable efforts to cancel or annul the transaction.
     The policy also covers opportunities that are presented to an executive officer or director that may be available to us, either directly or by referral. Before the executive officer or director may consummate such an opportunity, it must be presented to the board of directors for consideration.
     The policy also requires that all Related Party Transactions be disclosed in our filings with the SEC to the extent required by the SEC’s rules, and that they be disclosed to the Audit Committee and, if material, to the full board of directors.
Shareholder Communications with the Board
     Our board of directors has a process for shareholders to send communications to the board of directors, its Nominating Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its Nominating Committee or its Audit Committee or specific directors either by regular mail to the attention of the board of directors, its Nominating Committee, its Audit Committee or specific directors, at our principal executive offices at 1653 East Maple Road, Troy, Michigan 48083-4208, or by e-mail to directors01@somanetics.com.

All of these communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder (unedited) to the appropriate directors.
Executive Compensation
Compensation Discussion and Analysis
     Objectives. Our objectives for executive compensation are to provide compensation that attracts and retains qualified executives and motivates them to achieve our annual goals and to increase shareholder value. The Compensation Committee uses salaries, annual bonuses, options, restricted stock, a 401(k) plan, employment and change in control agreements and miscellaneous personal benefits to achieve these goals. We do not have non-qualified deferred compensation plans or retirement or pension plans, other than our 401(k) Plan. Our Compensation Committee reviews these goals each year and has approved this philosophy.
     In fiscal 2007, the Committee changed only salaries and bonuses for executives. As described below, we adopted a bonus plan for fiscal 2007 that is tied directly to achieving net revenues and (for three executives) operating income targets (described below under “Bonuses”).
     Salary and annual bonus are cash-based, while long-term incentives consist of option and restricted stock awards. We do not have a specific allocation goal between cash and equity-based compensation or between annual and long-term compensation. We strive to balance incentives to achieve our annual financial goals and incentives to increase shareholder value. Our policy is that target bonuses based on achieving our annual goals should be a large part of an executive’s total compensation. Target bonuses were 55 percent to 65 percent of the executives’ salaries in fiscal 2007 and are the same for fiscal 2008. As a result, changes in an executive’s salary change the amounts of bonuses. Severance pay also varies with salary.
     Options and restricted stock are designed to retain executives and to motivate them to increase shareholder value. We believe they should be a large part of an executive’s total compensation. Option and restricted stock awards are generally determined based on the executive’s position, although we do not use objective formulas to determine the amounts of our option and restricted stock awards.
     See “Corporate Governance – Compensation Committee” for a discussion of the members of the Compensation Committee, their independence, the Compensation Committee Charter, the Compensation Committee’s meetings and procedures, and the role of executive officers in determining executive compensation.
     Benchmarking. When we make compensation decisions, we sometimes look at the compensation paid to similar executives at companies that we consider to be our peers, either because they are in a similar business or because they have a similar market capitalization. This is often referred to as “benchmarking.” We believe, however, that a benchmark should be a point of reference. The purpose of this information is not to determine the amount of our executives’ compensation, but to help us evaluate whether proposed compensation is reasonable, fair or at levels needed to attract or retain our executives. We do not target our compensation to be at a particular level compared to compensation at other companies.
     The Committee has discretion in determining the nature and extent of the use of this information. There are limitations related to this information, including that it may omit information about other forms of compensation, severance pay or wealth accumulation and that there may be differences in the size and businesses of the companies included and in the experience, responsibilities and performance of the executives included. As a result, the Committee may elect not to use the information at all or may elect to make subjective judgments about, and adjustments to, the information in connection with its decisions.
     The Committee considers salaries, bonuses and equity incentive awards to be reasonable if they are in the range of those amounts for similar executives at comparable companies in our industry, adjusted in the Committee’s subjective judgment for the size of the company (in terms of market capitalization, revenues and numbers of employees), its business, its growth rate, the duties and experience of the applicable executive and our performance, unless there is a reason for the applicable compensation to be higher or lower.
     In fiscal 2007, the Committee did not review any benchmarking information in connection with its review of proposed salary increases or bonuses for executive officers. Instead, based in part on management’s recommendations and on the Company’s net revenues and operating income to date, the Committee determined that the proposed five percent increases in executive salaries effective August 1, 2007 were reasonable.
     Tally Sheets and Wealth Accumulation Analysis. Each year, the Committee analyzes tally sheets prepared for each of the named executive officers. These tally sheets are prepared by our Vice President and Chief Administrative Officer. They include the dollar amount of salary and bonus, including, for bonuses, the target amount, the estimated actual amount and projected amounts based on various assumptions, and, separately, the unrealized value of outstanding options and restricted stock held by the executive based on various stock price assumptions. They do not include 401(k) plan benefits, severance or change in control arrangements, profits from past option exercises or vested restricted stock or perks.
     The purpose of these tally sheets is to bring together, in one place, the primary elements of actual and potential future compensation of our executives, as well as information about wealth accumulation from outstanding options and restricted stock. This information allows the Committee to analyze both the individual elements of compensation, including the compensation mix, as well as the aggregate total amount of these elements of actual and projected compensation.
     In fiscal 2007 and in fiscal 2008, this information was presented to the Committee in connection with its adoption of bonus plans. Using this information, the Committee determined that annual compensation amounts for our executives remained consistent with the Committee’s expectations and that the portion of compensation represented by the proposed bonus plan was appropriate, including the targeted bonuses as a percent of salaries. The Committee uses this information in other aspects of its analysis of compensation, including in considering internal pay equity and in evaluating the reasonableness and portion of compensation represented by proposed option and restricted stock grants. As described below, in fiscal 2007, the Committee used this information to determine that an additional discretionary bonus should be paid to Dominic Spadafore, in part to align his 2007 bonus with that of other executives.
     Internal Pay Equity and Subjective Analysis. We believe that our executive compensation program must be internally consistent and equitable in order to achieve our compensation goals. The Committee does not use objective guidelines or formulas to determine the relative amounts of salary, bonus, options and restricted stock. Instead, the Committee relies on its collective subjective judgment together with the information provided by the Company, the analyses and goals described above and the recommendations of our CEO. The Committee also subjectively considers the qualifications, length of service, experience, consistency of performance, position, responsibilities, individual performance and available competitive alternatives of our executives, their existing compensation and our financial resources, performance and prospects in determining appropriate levels of compensation for our executives.
     As a result of this analysis, in fiscal 2007, the Committee approved a bonus plan that provided our CEO with a target bonus equal to 65% of his salary and provided two of our executives with target bonuses equal to 55% of their salaries. The Committee approved a separate bonus plan for Dominic Spadafore, our Senior Vice President, Sales and Marketing, based solely on U.S. sales that provided him with a target bonus of approximately 56% of his salary.
     In addition, effective August 1, 2007, the Committee approved salary increases for all executives equal to five percent of their salaries. After the end of fiscal 2007, in December 2007, the Committee recommended promoting Dominic Spadafore to Senior Vice President, Sales and Marketing (from Vice President, Sales and Marketing) and increased his salary from $168,501 annually to $200,000 annually, based on the roles and responsibilities of his position, including the increasing number of sales and marketing employees that he manages.
     Also, the Committee recommended a $30,000 discretionary bonus for Mr. Spadafore to align his 2007 bonus with that of other executive officers and in consideration of his increased roles and responsibilities during the year. The other executives’ bonus plan paid bonuses based in part on our fiscal 2007 operating income, unlike Mr. Spadafore’s plan. The Committee, therefore, determined to pay a discretionary bonus to Mr. Spadafore to more closely align his total fiscal 2007 bonus with those of the other executives, other than the CEO. The Committee also determined that for fiscal 2008, Mr. Spadafore will participate in the same bonus plan as the other executives and have a target bonus equal to 55% of his salary, like the other executives, other than the CEO.
     The Committee generally grants our CEO twice as much equity incentive compensation as it grants to our other executive officers, and grants the equal amounts of equity incentive compensation to each of our other executive officers. No equity incentives were granted to our executive officers in fiscal 2007.

     Salaries. The Compensation Committee’s policy is to provide salaries that it believes are necessary to attract and retain qualified executives. In determining its recommendations for executive officer salaries, the Compensation Committee generally relies to a significant extent on Mr. Barrett’s recommendations as our CEO and the analyses described above.
     As described above, effective August 1, 2007, the Committee approved salary increases for all executives equal to five percent of their salaries, based primarily on the Committee’s subjective evaluation of Mr. Barrett’s recommendations, our significant profitability in fiscal 2006, and our performance in fiscal 2007 through the third quarter. The Committee determined that an equal percentage increase was fair to the executives and reasonable.
     Also as described above, after the end of fiscal 2007, in December 2007, the Committee recommended promoting Dominic Spadafore to Senior Vice President, Sales and Marketing (from Vice President, Sales and Marketing) and increased his salary from $168,501 annually to $200,000 annually, based on the roles and responsibilities of his position, including the increasing number of sales and marketing employees that he manages.
     Bonuses. The Committee’s policy is to make a meaningful portion of an executive’s compensation depend on achieving our net revenues and (for three executives in fiscal 2007 and all executives in fiscal 2008) operating income targets. These targets were chosen because the Committee believes they are key measures of our success. If targeted levels are reached, bonuses are 55% of the executive’s salary (65% for the CEO and 56% for Dominic Spadafore for fiscal 2007). In addition, the Committee considers discretionary bonuses, determined after the end of the fiscal year, to compensate executives for performance or achievements during the fiscal year not covered by other bonuses. We do not have a policy regarding adjustment of bonus payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment, but we have not had such a restatement or adjustment.
     For fiscal 2007, we adopted the 2007 Executive Officer Incentive Compensation Plan for our executive officers, except Mr. Spadafore, who participated in a separate sales commission arrangement. Eighty percent of the potential bonuses under the plan were based on our net revenues (40%) and operating income (40%), determined and payable quarterly. The quarterly bonus equaled (1) the percentage of our year-to-date net revenues compared to our net revenues targets, (2) multiplied by a factor, (3) multiplied by the executive’s salary, (4) multiplied by a “pay-out rate”, and (5) multiplied by .1 (i.e., eighty percent of the potential bonus, divided among the four quarters, divided between the net revenues and operating income targets), plus (1) the percentage of our year-to-date operating income compared to our operating income targets, (2) multiplied by a factor, (3) multiplied by the executive’s salary, (4) multiplied by a “pay-out rate”, and (5) multiplied by .1 (i.e., eighty percent of the potential bonus, divided among the four quarters, divided between the net revenues and net income targets). No bonus was payable for net revenues or operating income less than 80 percent of the net revenues or operating income targets. The other twenty percent of the bonuses under the plan was based on the same formula as the fourth quarter bonus. The formula required an improvement over fiscal 2006 in net revenues and operating income for every quarter and were consistent with our business plan so that executives had incentives to achieve our annual plans.

     The factors ranged from 0.6 for net revenues and operating income from 80 percent to 84 percent of the net revenues and operating income targets to 1.8 for net revenues and operating income of 115 percent or more of the net revenues and operating income targets. The factor equaled 1.00 for net revenues and net income equal to 100 percent of the net revenues and operating income targets. These factors cause the related bonuses to increase or decrease as a percentage more than the percentage difference between actual net revenues and operating income and their targets to provide executives with extra incentives to meet and exceed targets. The dollar increases in net revenues and operating income, however, are significantly greater than the resulting dollar increase in bonuses, so we still benefit from meeting and exceeding targets. Pay-out rates were 65 percent for Mr. Barrett, 55 percent for Ms. Victor and 55 percent for Mr. Iacona. Bonuses based on net revenues and operating income in excess of 100 percent of the net revenues and operating income targets were paid after the end of the fiscal year.
     The Compensation Committee retained discretion to increase or decrease performance bonuses for executives under the final 20% of the bonuses, but decided not to increase or decrease these performance bonuses for executives. In fiscal 2007, we met 103 percent, 101 percent, 99 percent and 96 percent of our cumulative net revenue targets and 142 percent, 137 percent, 127 percent and 128 percent of our cumulative operating income targets through the first, second, third and fourth quarters, respectively, and, therefore, paid bonuses to three of our executive officers under the plan aggregating $589,899.
     For fiscal 2007, we adopted a sales commission arrangement that applied to Mr. Spadafore. Under the arrangement, Mr. Spadafore received a monthly commission equal to (1) (a) the percentage of our year-to-date U.S. net revenues compared to our U.S. net revenues targets for the applicable year-to-date period, up to 100%, (b) multiplied by a factor, (c) multiplied by approximately 56% of Mr. Spadafore’s salary, (d) multiplied by a fraction equal to the number of months in the year-to-date period, divided by 12, plus (2) one and one-half percent of the amount by which our year-to-date U.S. net revenues exceeds our U.S. net revenues target for the applicable year-to-date period, minus (3) any bonuses already paid under the plan for fiscal 2007. No bonus was payable for net revenues less than 80% of the net revenues targets. The factors ranged from .60 for net revenues and operating income from 80% to 84% of the net revenues targets to 1.00 for net revenues equal to, or greater than 99% of the net revenues targets. The commission was determined monthly and payable by the end of the following month. The targets were based on our 2007 business plan and required an improvement over fiscal 2006 in net revenues for every month.
     In addition, Mr. Spadafore was entitled to receive an additional over-achievement commission equal to one and one-half percent of the amount by which our U.S. net revenues for fiscal 2007 exceeded our U.S. net revenues target for fiscal 2007. Actual U.S. net revenues did not exceed the net revenues target for the year. This over-achievement commission was to be determined and payable after the end of the fiscal year. In fiscal 2007 we paid Mr. Spadafore bonuses aggregating $83,228 under this plan. A portion of these bonuses to Mr. Spadafore are shown in the Summary Compensation table as a bonus rather than non-equity incentive plan compensation because the plan was adopted in January 2007, after the end of the first month covered by the plan.

     The Committee reserved the right to make discretionary payments to Mr. Spadafore beyond those called for by this arrangement. As described above, the Committee recommended a $30,000 discretionary bonus for Mr. Spadafore to align his 2007 bonus with that of other executive officers and in consideration of his increased roles and responsibilities during the year. As described above, the other executives’ bonus plan paid bonuses based in part on our fiscal 2007 operating income, unlike Mr. Spadafore’s plan. The Committee also determined that for fiscal 2008, Mr. Spadafore will participate in the same bonus plan as the other executives and have a target bonus equal to 55% of his salary, like the other executives, other than the CEO.
     To help show how difficult it is for our executives to earn their target bonuses, with targets based on our business plan, the following chart shows, for the past five fiscal years for each of our executive officers their target bonus as a percentage of their salaries, the actual bonus paid as a percentage of their salaries and the targets used in the plan:

	Fiscal Year
Executive	2003	2004	2005	2006	2007
Bruce J. Barrett
Target Percent	50%	50%	75%	68%	65%
Actual Percent	46%	77%	121%	91%	108%
Targets	Sales & Individual Goals	Sales & Individual Goals	Sales & Individual Goals	Sales & Net Income & Individual Goals	Sales & Operating Income

William M. Iacona
Target Percent	30%	30%	50%	55%	55%
Actual Percent	25%	49%	82%	73%	91%
Targets	Sales & Individual Goals	Sales & Individual Goals	Sales & Individual Goals	Sales & Net Income & Individual Goals	Sales & Operating Income

Mary Ann Victor
Target Percent	30%	35%	50%	55%	55%
Actual Percent	27%	52%	79%	73%	91%
Targets	Sales & Individual Goals	Sales & Individual Goals	Sales & Individual Goals	Sales & Net Income & Individual Goals	Sales & Operating Income

Dominic J. Spadafore
Target Percent	54%	53%	55%	55%	56%
Actual Percent	49%	75%	140%	42%	50%
Targets	U.S. Sales	U.S. Sales	U.S. Sales	U.S. Sales	U.S. Sales

     For fiscal 2008, we have adopted a similar incentive compensation plan for executive officers, except that (1) Mr. Spadafore is a participant in the 2008 plan, and (2) the top factor of 1.8 is payable for net revenues and operating income of 113 (rather than 115) percent or more of the net revenues and operating income targets. The overachievement required to reach the top factor was changed mostly because the Committee believes it will be harder to exceed the higher targets in the 2008 plan. The formula required an improvement over fiscal 2007 in net revenues and operating income for every quarter and were consistent with our business plan so that executives had incentives to achieve our annual plans.

     Equity Incentives. The Compensation Committee’s policy is to award stock options and/or restricted stock to each of our officers, employees and directors under our shareholder-approved 2005 Stock Incentive Plan to retain them and provide a long-term incentive to increase shareholder value. The Committee’s policy is that these equity incentives should be a larger portion of an executive’s potential compensation than the executive’s target bonus because it believes that increasing shareholder value is management’s primary objective.
     Starting in fiscal 2006, we began using restricted stock awards to executives to increase the retention value of the equity compensation and to provide a similar incentive as options. Restricted stock has some value even if the stock price declines. Restricted stock also provides executives with an incentive to increase shareholder value even if the stock price declines after the award date. The significant unrealized value of options held by our executives also causes them to have unrealized gains and losses when our stock price rises and falls. However, most of these options are fully vested, and provide limited incentives for executives to remain with us. Because executives might sell restricted shares when they vest to pay the related taxes, the Committee also grants stock options to executives to maintain a long-term incentive to increase shareholder value and to retain executives even if their restricted stock is sold.
     The Committee’s policy is to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Our 2005 Stock Incentive Plan provides that subject to the anti-dilution provisions of the plan, without the approval of shareholders, we will not amend or replace previously granted options in a transaction that constitutes a “repricing” under Nasdaq Stock Market Marketplace Rules. Therefore, options granted under that plan only provide compensation if the price of the underlying shares increases. The Committee determines fair market value based on the closing sale price of the shares on the date of grant.
     The Committee does not have a policy of timing option grants in coordination with the release of material non-public information. However, if options are granted at a regular meeting held just before a quarterly news release, the Committee’s policy is to make the grant effective at least two business days after the news release. The Committee generally considers equity awards at varying times depending on various factors, such as the date of the last award and Committee deliberations about proposed awards or other compensation. In fiscal 2007, however, the Committee deferred recommendation of executive officer equity awards.
     The Committee’s policy is to grant options and restricted stock that vest over five years to provide the executive with an incentive to remain with us, to provide a long-term incentive and to lessen the accounting charge for such options (which is generally amortized over the vesting period). We do not, however, require that any portion of the shares acquired be held until retirement. We do not have any stock ownership requirements for executive officers or directors. We do not have a policy prohibiting a director or executive officer from hedging the economic risks of his or her stock ownership position. However, each of our executives has a significant number of exercisable options and we do not believe that any executive officer or director has hedged the economic risks of his or her stock ownership position.

     In addition, the vesting of all of our option and restricted share awards accelerate upon a change in control to provide a greater incentive for all optionees to complete change in control transactions that benefit shareholders by giving them the full benefit of their options in the transaction regardless of whether their employment will continue. Also, the vested portion of options granted to executives and directors generally remain exercisable after termination of employment (other than termination for cause) until their original expiration date, primarily to allow them to retain benefits that have already been earned. The Committee’s policy is also to provide new executives with options to attract them to us based on negotiations with new executives, management’s recommendations and the Committee’s subjective judgment primarily after reviewing the number of options granted to our other executives.
     401(k) Plan. We have adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis. Our executive officers are eligible to participate in this plan on the same basis as other participants. Participants may defer specified portions of their compensation and (1) we match 200 percent of employee contributions up to a contribution by us equal to four percent of the employee’s compensation and (2) we may, but are not required to, make additional discretionary contributions. The amount of additional discretionary contributions are based on the Committee’s subjective judgment of what is appropriate, after reviewing management’s recommendation. As a result of the matching contribution implemented in 2004 to reward employees for their collective efforts in making us profitable, the Committee recommended that we not make an additional discretionary contribution to the 401(k) plan for fiscal 2007.
     Employment and Change in Control Agreements. The Company has employment agreements with Messrs. Barrett and Spadafore. The agreements were entered into initially as a result of arms-length negotiations and because they were necessary to attract these officers. We keep them in effect to retain these officers and to provide them with specified minimum salaries, fringe benefits and severance benefits. In Mr. Spadafore’s case, the severance benefits apply only in connection with a change in control. We keep Mr. Barrett’s agreement in place because expiration of the agreement would trigger a severance payment and to provide him with a specified minimum position and period of employment. We do not consider gains from prior option or stock exercises or awards or the executive’s term of service to the Company in setting severance benefits.
     In June 2005, the Committee also recommended that we enter into Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements with our other executive officers to provide them with specified severance benefits in the event of termination of employment by us without cause or by the executive for good reason in connection with a change in control.
     We believe the change in control severance provisions create incentives for our executive team to engage in transactions in which we may be acquired in the future that may be beneficial to our shareholders, despite the risk of losing their employment. These benefits are also intended to encourage these executives to remain employed through any transition period relating to a change in control. If they quit without good reason, they get no severance under these agreements. They are also intended to encourage our executives to stay with us even though they might have other job alternatives that may appear to them to be less risky without these arrangements.
     Except for the provisions in our options and restricted stock awards accelerating vesting upon a change in control and except for Mr. Barrett’s agreement, these change in control severance arrangements are “double trigger,” meaning that both a change in control and termination of employment must occur before severance is payable. The “double trigger” arrangements may also be more attractive to potential buyers, who may want to retain our executives or, at least, not pay them severance if they quit without good reason. We do not consider gains from prior option or stock awards or the executive’s term of service to the Company in setting severance benefits.
     See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” below for a description of the terms of our employment agreements and Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements. See also “Potential Payments Upon Termination or Change-in-Control” below for an estimate of amounts that would have been payable had they been triggered on November 30, 2007. Our Compensation Committee has reviewed the amounts of severance payments disclosed below and have determined them to be reasonable.
     Miscellaneous Personal Benefits. Our policy with respect to personal benefits (other than severance pay) is that they should be kept to a minimum. We have provided Mr. Barrett and Mr. Spadafore with car allowances and payment of related expenses and have provided all of our executives with additional disability insurance. We have provided these perquisites as a means of providing additional compensation to our executives through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions.
     Section 162(m) Policy. The Committee reserves the right to pay compensation to our executives in amounts it deems appropriate regardless of whether it is deductible for federal income tax purposes. The Committee believes that paying appropriate equity compensation is more important to us than the potential loss of related compensation deductions. In part, this is due to our net operating loss carryforwards and the non-cash nature of deductions relating to option exercises. In addition, the salaries and bonuses of our executives have been below the $1,000,000 cap on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986.
     Nonetheless, we attempt to comply with Section 162(m) with respect to the grant of stock options to our executives by having them granted under shareholder approved plans with exercise prices equal to the fair market value of the underlying shares on the date of grant and having them granted (or recommended to the board for grant), by our Compensation Committee. We do not believe that Section 162(m) has prevented us from deducting compensation paid to our executive officers.

Summary Compensation Table
     The following table sets forth information for the fiscal years ended November 30, 2007 and 2006 concerning compensation of (1) all individuals serving as our principal executive officer during the fiscal year ended November 30, 2007, (2) all individuals serving as our principal financial officer during fiscal 2007, and (3) our other executive officers in fiscal 2007 who were serving as executive officers as of November 30, 2007 and whose total compensation exceeded $100,000:
SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compen-	Compen-
		Salary	Bonus	Awards	Awards	sation	sation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (2)	($) (4)	($)
Bruce J. Barrett, President	2007	320,249	0	65,016	73,512	345,700	23,875	828,352
and Chief Executive Officer	2006	288,174	41,367	27,090	30,630	219,778	20,580	627,619

William M. Iacona, Vice	2007	126,928	0	32,508	36,756	115,940	9,140	321,272
President, Chief Financial	2006	119,336	13,080	13,545	15,315	74,502	8,636	244,414
Officer, Treasurer and Controller

Dominic J. Spadafore, Senior Vice	2007	164,817	34,950	32,508	36,756	108,278	22,775	400,084
President, Sales and Marketing	2006	148,172	16,074	13,545	15,315	46,065	18,363	257,534

Mary Ann Victor, Vice President	2007	140,423	0	32,508	36,756	128,258	9,697	347,642
and Chief Administrative	2006	132,182	14,469	13,545	15,315	82,418	9,697	267,626
Officer and Secretary

(1)	Effective August 1, 2007, the salaries of the following executives were increased to the amount set forth next to his or her name: Bruce J. Barrett: $330,750; William M. Iacona: $131,095; Dominic J. Spadafore: $168,501; and Mary Ann Victor: $145,023. Mr. Spadafore’s salary was also increased to $200,000 upon his promotion effective December 1, 2007. See “Compensation Discussion and Analysis” for an explanation of the amount of salary and bonuses in proportion to total compensation.

(2)	The sales commission arrangement for Dominic Spadafore was adopted in January 2007, after completion of the first month. As a result, the target for the first month’s bonus was not substantially uncertain at the time the target was established. Therefore, commissions paid to Mr. Spadafore with respect to the first month are shown under the caption “Bonus”. Also, Mr. Spadafore received a discretionary bonus of $30,000 with respect to fiscal 2007 in December 2007, which is also included under the caption “Bonus”. The bonuses payable under the 2007 Incentive Compensation Plan and the balance of the bonuses payable under the sales commission arrangement are shown under the caption “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion and Analysis — Bonuses” for a description of our bonus plans for executive officers.

(3)	These amounts relate to options and restricted stock granted to the executives in fiscal 2006. For a discussion of the assumptions made in the valuation of the Stock Awards and Option Awards, see Note 7 of the Notes to Financial Statements, included in our annual report to shareholders for the fiscal year ended November 30, 2007, which accompanies this proxy statement.

(4)	Amounts for fiscal 2007 include (a) the following amounts paid by us for automobiles provided by us to Mr. Barrett and Mr. Spadafore (including amounts paid for lease or loan payments, maintenance and repair costs, and gasoline and other costs): $11,901 for Mr. Barrett and $11,194 for Mr. Spadafore; (b) the following matching contributions paid by us into our 401(k) plan on behalf of the following persons: $8,800 for Mr. Barrett, $8,800 for Mr. Iacona, $8,800 for Mr. Spadafore and $8,800 for Ms. Victor, and (c) the following premiums paid for additional disability insurance for the following persons: $3,174 for Mr. Barrett, $340 for Mr. Iacona, $2,781 for Mr. Spadafore and $897 for Ms. Victor.

Grants of Plan-Based Awards
     The following table sets forth information concerning each grant of an award made during the fiscal year ended November 30, 2007 to each of our executive officers named in the Summary Compensation Table above.
GRANTS OF PLAN-BASED AWARDS — YEAR ENDED NOVEMBER 30, 2007

					All Other	All Other		Grant
					Stock	Option		Date Fair
					Awards:	Awards:	Exercise	Value
		Estimated Future Payouts			Number	Number of	or Base	of Stock
		Under Non-Equity Incentive			of Shares	Securities	Price	and
		Plan Awards (1)			of Stock	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#) (2)	(#) (3)	($/Sh)	($)
Bruce J. Barrett		101,228	210,893	436,547	—	—	—	—

William M. Iacona		33,950	70,729	146,409	—	—	—	—

Dominic J. Spadafore		44,215	90,000	346,939	—	—	—	—

Mary Ann Victor		37,557	78,243	161,964	—	—	—	—

(1)	See “Compensation Discussion and Analysis — Bonuses” for a description of our bonus plans for executive officers and the “Summary Compensation Table” under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns for the amounts actually paid under our bonus plans for fiscal 2007 to our executive officers. Non-equity incentive plan awards to Messrs. Barrett and Iacona and Ms. Victor were made under the 2007 Executive Officer Incentive Compensation Plan. Non-equity incentive plan awards to Mr. Spadafore were made under a sales commission arrangement.

The 2007 Executive Officer Incentive Compensation Plan does not have a maximum bonus because one of the factors in the quarterly and year-end bonus formulas is the percentage of our year to date net revenues and operating income compared to our net revenues and operating income targets, and the percentage is not capped. The amount shown in the maximum column is based on net revenues and operating income at 115% of target amounts because that level results in the highest “factor” in the bonus formula.

The numbers in the above table also assume no exercise of the Compensation Committee’s discretion to increase or decrease performance bonuses for executives. Mr. Spadafore’s commission arrangement did not have maximums in fiscal 2007. If U.S. net revenues exceed targets, in addition to his target bonus, he was to receive one and one-half percent of the amount by which U.S. net revenues exceeded targets. U.S. net revenues did not exceed targets for fiscal 2007. The table shows the amounts payable for net revenues at 115% of target amounts, like the disclosures for the 2007 Executive Officer Incentive Compensation Plan. As described in note 2 to the “Summary Compensation Table,” because of the timing of the adoption of Mr. Spadafore’s commission arrangement, commissions with respect to the first month of fiscal 2007 might not be pursuant to “non-equity incentive plans.” The table, however, includes the portion of the bonuses under Mr. Spadafore’s commission arrangement with respect to the first month of fiscal 2007.
(2)	No stock awards were made to executives in fiscal 2007.

(3)	No option grants were made to executives in fiscal 2007.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements
     Bruce J. Barrett. Pursuant to an employment agreement entered into in May 1994 and amended and restated in April 2006, we employ Bruce J. Barrett as our President and Chief Executive Officer. His employment under the agreement expires on April 30, 2009, unless earlier terminated as provided in the agreement. Mr. Barrett’s annual salary is currently $330,750, which may be increased, but not decreased, in the discretion of our board of directors. The agreement provides that the board of directors must establish a bonus plan in which Mr. Barrett is eligible to participate for each fiscal year during the term of the agreement, and that Mr. Barrett’s target bonus (the bonus payable if targets are 100 percent met, but not necessarily the actual amount of the bonus payable under the plan) under the plan must be at least 65 percent of Mr. Barrett’s salary, which percentage is subject to increase, but not decrease by the Board of Directors.
     Under the terms of the agreement, Mr. Barrett is entitled to various fringe benefits under the agreement, including (1) insurance, vacation, other employee benefit plans and business expense reimbursement applicable to our other similar employees, (2) an automobile, with all expenses paid by us, up to $20,000 a year, subject to increase, but not decrease, in the discretion of our board of directors, and (3) reimbursement for all costs of a cellular phone and related phone service and Internet access through an air card in his laptop computer, both primarily in connection with our business.
     Upon termination of employment by us without cause, by Mr. Barrett for good reason or because the agreement expires without our offering to renew it on the same terms for at least one year, Mr. Barrett is entitled to (1) continuation of the fringe benefits applicable to similar employees, including insurance and applicable employee benefit plans, but not vacation and business expense reimbursement, for one year after termination, at our expense, (2) a lump sum payment within 10 business days after termination equal to (a) one year’s salary, plus (b) the target bonus for the year in which termination occurs plus an additional pro rata portion of the target bonus for the portion of the year through the date of termination (less any amounts already paid), plus (c) an amount equal to the cost of his automobile, cellular phone and Internet access for one year. Mr. Barrett has agreed not to compete with us during the term of his employment and for one year following termination of his employment, and not to solicit our employees during the term of his employment and for five years following termination of his employment. He has also agreed to various confidentiality and assignment of invention obligations.
     Dominic J. Spadafore. Pursuant to an employment agreement entered into in August 2002 and amended and restated in June 2005, we employ Dominic J. Spadafore as our Senior Vice President, Sales and Marketing, or in such other position as the board of directors determines. His employment under the agreement expires upon his death, termination by us upon his disability or with or without cause or termination by Mr. Spadafore. Mr. Spadafore’s annual salary is currently $200,000, which may be increased, but not decreased, by the board of directors. Mr. Spadafore is also entitled to participate in bonus plans established from time to time by our Board of Directors. Under the terms of the agreement, Mr. Spadafore is entitled to various fringe benefits under the agreement, including insurance, vacation, other employee benefit plans and business expense reimbursement applicable to our other similar employees.
     The agreement provides for severance benefits equal to one year’s salary upon termination of employment without cause or for good reason 90 days before to one year after a change of control of the Company that occurs by June 13, 2008. Mr. Spadafore has agreed not to compete with us during the term of his employment and for one year following termination of his employment, and not to solicit our employees during the term of his employment and for five years following termination of his employment. He has also agreed to various confidentiality and assignment of invention obligations.
     Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements. In June 2005, we entered into Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements with two of our executive officers: William M. Iacona and Mary Ann Victor. These agreements provide for severance benefits equal to one year’s salary upon termination of employment without cause or for good reason 90 days before to one year after a change of control of the Company that occurs by June 13, 2008. Each of these officers has agreed not to compete with us during the term of his or her employment and for one year following termination of his or her employment, and not to solicit our employees during the term of his or her employment and for five years following termination of his or her employment. Each of these officers has also agreed to various confidentiality and assignment of invention obligations.
     Equity Award Terms. All options and restricted stock granted under our stock option plans that are not already 100 percent exercisable immediately, including options and restricted stock granted to Messrs. Barrett, Iacona and Spadafore and Ms. Victor, become 100 percent exercisable upon specified changes in control of our company.
Outstanding Equity Awards at Fiscal Year End
     The following table sets forth information concerning unexercised options and stock that has not vested for each of our executive officers named in the Summary Compensation Table above that is outstanding as of November 30, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — NOVEMBER 30, 2007

						Stock Awards
	Option Awards						Market
	Number of		Number of			Number of	Value of
	Securities		Securities			Shares or	Shares or
	Underlying		Underlying			Units of	Units of
	Unexercised		Unexercised	Option		Stock That	Stock That
	Options		Options	Exercise	Option	Have Not	Have Not
	(#)		(#)	Price	Expiration	Vested	Vested
Name	Exercisable		Unexercisable	($)	Date	(#)	($)
Bruce J. Barrett	49,691	(1)	0	$5.88	04/02/08
	60,000	(2)	0	$3.56	05/20/09
	40,000	(3)	0	$2.88	02/16/10
	50,000	(4)	0	$1.97	12/04/10
	168,000	(5)	0	$2.00	03/05/11
	100,000	(6)	0	$2.95	05/10/12
	132,000	(7)	0	$3.89	08/13/13
	31,919	(8)	0	$13.55	04/21/15
	7,200	(9)	28,800 (9)	$18.06	06/29/16
						14,400 (9)	288,144

William M. Iacona	60,000	(6)	0	$2.95	05/10/12
	40,000	(7)	0	$3.89	08/13/13
	11,525	(8)	0	$13.55	04/21/15
	3,600	(9)	14,400 (9)	$18.06	06/29/16
						7,200 (9)	144,072

Dominic J. Spadafore	70,000	(10)	0	$2.30	08/01/12
	36,000	(7)	0	$3.89	08/13/13
	11,680	(8)	0	$13.55	04/21/15
	3,600	(9)	14,400 (9)	$18.06	06/29/16
						7,200 (9)	144,072

Mary Ann Victor	5,000	(2)	0	$3.56	05/20/09
	12,000	(3)	0	$2.88	02/16/10
	15,000	(4)	0	$1.97	12/04/10
	4,400	(5)	0	$2.00	03/05/11
	46,000	(6)	0	$2.95	05/10/12
	44,000	(7)	0	$3.89	08/13/13
	12,861	(8)	0	$13.55	04/21/15
	3,600	(9)	14,400 (9)	$18.06	06/29/16
						7,200 (9)	144,072

(1)	The option vested in one third cumulative annual increments beginning April 2, 1999.

(2)	The option vested in one third cumulative annual increments beginning May 20, 2000.

(3)	The option vested in one third cumulative annual increments beginning February 16, 2001.

(4)	The option vested in one third cumulative annual increments beginning December 4, 2001.

(5)	The option vested in one twenty-fourth cumulative monthly increments beginning March 5, 2001.

(6)	The option vested in one third cumulative annual increments beginning May 10, 2003.

(7)	The option vested in one third cumulative annual increments beginning August 13, 2004. The vesting was accelerated and the option became 100% exercisable on November 30, 2005.

(8)	The option vested 100% on November 30, 2005.

(9)	The option and restricted stock vest in one-fifth cumulative annual increments beginning June 29, 2007.

(10)	The option vested in one third cumulative annual increments beginning August 1, 2003.

Option Exercises and Stock Vested Table
     The following table sets forth information concerning each exercise of stock options and each vesting of stock, including restricted stock, during the fiscal year ended November 30, 2007 by each of our executive officers named in the Summary Compensation Table above on an aggregated basis:
OPTION EXERCISES AND STOCK VESTED — YEAR ENDED NOVEMBER 30, 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (1)
Bruce J. Barrett	80,000	1,052,400	3,600	65,916
William M. Iacona	0	0	1,800	32,436
Dominic J. Spadafore	0	0	1,800	32,436
Mary Ann Victor	14,000	170,030	1,800	32,436

(1)	“Value Realized” represents the market price of the underlying securities at exercise or vesting, as applicable, based on the closing sale prices on the date of exercise or vesting, minus (for options) the aggregate exercise price of the options.
Potential Payments Upon Termination or Change-in-Control
     We have entered into agreements and we maintain plans that will require us to provide compensation to our executives named in the Summary Compensation Table above in the event of a termination of employment or a change in control of us. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” for a description of our Employment Agreements with Messrs. Barrett and Spadafore, our Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements with Mr. Iacona and Ms. Victor, the terms of our options and restricted stock awards that become 100 percent exercisable upon specified changes in control of us and how the payment and benefit levels are determined in connection with terminations of employment. The amount of compensation payable to each named executive officer in each situation is listed in the tables below.
     The following table describes and quantifies the estimated payments and benefits that would be provided upon termination or a change in control of us for Bruce J. Barrett, our President and Chief Executive Officer:

	Termination
		Employment
	Employment	Agreement			Change
	Agreement	No			in
Benefits and Payments (1)	Severance (2)	Severance (3)	Death	Disability	Control (4)
Base Salary ($330,750)	$330,750	$0	$0	$0	$0
Bonus (65% of Base Salary) (5)	296,889	0	0	0	0
Options (Accelerated Vesting) (4)	0	0	0	0	56,160
Restricted Stock (Accelerated Vesting) (4)	0	0	0	0	288,144
Life Insurance Proceeds (6)	0	0	200,000	0	0
Disability Insurance Proceeds (7)	0	0	0	3,268,200	0
Insurance Premiums (Life, Health and Disability) (8)	28,432	0	0	0	0
Car Allowance and Expenses	11,901	0	0	0	0
Cell Phone and Internet Access	1,145	0	0	0	0

Total	$669,117	$0	$200,000	$3,268,200	$344,304

(1)	For purposes of this analysis, we have assumed that Mr. Barrett is terminated on November 30, 2007, when his base salary was $330,750, his target bonus was 65% of his base salary, and $124,897 of his bonus for fiscal 2007 had been paid (the quarterly sales portion of his bonus for the first three quarters of fiscal 2007). The base salary, bonus, company car, cell phone and Internet access payments are due in a lump sum from us.

(2)	Mr. Barrett’s employment agreement provides him with the same severance payments upon (1) termination of employment by us without Cause, (2) termination of employment by Mr. Barrett for Good Reason, or (3) the employment agreement expiring without our offering to renew it on the same terms for at least one year.

(3)	This column covers termination of Mr. Barrett’s employment under his employment agreement by us for Cause or by Mr. Barrett without Good Reason.

(4)	See “Accelerated Vesting of Options and Restricted Stock Upon a Change in Control” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options and restricted stock. The above table does not include the benefit of the continuation of vested options after termination. Mr. Barrett had vested options to purchase 638,810 common shares as of November 30, 2007, with a value of $10,356,339 at that date. The change in control benefits increase the termination benefits payable in connection with termination of employment that are in connection with a change in control.

(5)	Mr. Barrett’s employment agreement provides him with the target bonus for the year of termination ($210,893, see “Grants of Plan-Based Awards”) plus a pro rata portion of the target bonus for the portion of the year through the date of termination ($210,893 if termination is November 30, 2007), less amounts already paid ($124,897 through November 30, 2007). Mr. Barrett’s target bonus for fiscal 2008 is currently higher (65% of $330,750, or $214,988, subject to increase if his salary or target bonus percentage increases during the year).

(6)	The life insurance proceeds represent the aggregate face value of life insurance policies for which we pay the premiums and Mr. Barrett designates the beneficiary. The payments are actually paid by the life insurance company in a lump sum. The policy pays twice as much as shown in the table if Mr. Barrett dies in an accident.

(7)	The disability insurance proceeds represent the sum of the disability benefits payable to Mr. Barrett until he reaches age 65 assuming he became totally and permanently disabled on November 30, 2007. The payments are actually paid by our disability insurers and by us (for the $6,500 self-insured short-term disability portion) in monthly installments. The long-term disability insurance payments provide for a three percent cost of living increase each year that is not reflected in the table. The numbers in the table are not discounted to present value.

(8)	These premiums are paid by us when due for one year after termination, except with respect to short-term disability and vision benefits, which are self-insured. The numbers in the table are based on the premiums paid in fiscal 2007, except for the short-term disability and vision benefits, which are based on the estimated maximum benefits payable by us in fiscal 2008.

     The following table describes and quantifies the estimated payments and benefits that would be provided upon termination or a change in control of us for William M. Iacona, our Vice President, Chief Financial Officer, Treasurer and Controller:

	Termination
		CIC
	CIC	Agreement			Change
	Agreement	No			in
Benefits and Payments (1)	Severance (2)	Severance (3)	Death	Disability	Control (4)
Base Salary ($131,095)	$131,095	$0	$0	$0	$0
Options (Accelerated Vesting) (4)	0	0	0	0	28,080
Restricted Stock (Accelerated Vesting) (4)	0	0	0	0	144,072
Life Insurance Proceeds (5)	0	0	200,000	0	0
Disability Insurance Proceeds (6)	0	0	0	3,697,150	0

Total	$131,095	$0	$200,000	$3,697,150	$172,152

(1)	For purposes of this analysis, we have assumed that Mr. Iacona is terminated on November 30, 2007, when his base salary was $131,095. The base salary is due in a lump sum from us.

(2)	Mr. Iacona’s Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreement provides him with the same severance payments upon termination of employment by us without Cause or by Mr. Iacona for Good Reason 90 days before to one year after a Change of Control of the Company that occurs by June 13, 2008.

(3)	This column covers termination of Mr. Iacona’s employment under his Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreement (1) by us for Cause, (2) by Mr. Iacona without Good Reason, or (3) for any reason (other than death or disability) if such termination is not 90 days before to one year after a Change of Control of the Company that occurs by June 13, 2008.

(4)	See “Accelerated Vesting of Options and Restricted Stock Upon a Change in Control” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options and restricted stock. The above table does not include the benefit of the continuation of vested options after termination. Mr. Iacona had vested options to purchase 115,125 common shares as of November 30, 2007, with a value of $1,749,872 at that date. The change in control benefits increase the termination benefits payable in connection with termination of employment that are in connection with a change in control.

(5)	The life insurance proceeds represent the aggregate face value of life insurance policies for which we pay the premiums and Mr. Iacona designates the beneficiary. The payments are actually paid by the life insurance company in a lump sum. The policy pays twice as much as shown in the table if Mr. Iacona dies in an accident.

(6)	The disability insurance proceeds represent the sum of the disability benefits payable to Mr. Iacona until he reaches age 65 assuming he became totally and permanently disabled on November 30, 2007. The payments are actually paid by our disability insurers and by us (for the $6,500 self-insured short-term disability portion) in monthly installments. The long-term disability insurance payments provide for a three percent cost of living increase each year that is not reflected in the table. The numbers in the table are not discounted to present value.
     The following table describes and quantifies the estimated payments and benefits that would be provided upon termination or a change in control of us for Dominic J. Spadafore, our Vice President, Sales and Marketing:

	Termination
		Employment
	Employment	Agreement			Change
	Agreement	No			in
Benefits and Payments (1)	Severance (2)	Severance (3)	Death	Disability	Control (4)
Base Salary ($168,151)	$168,151	$0	$0	$0	$0
Options (Accelerated Vesting) (4)	0	0	0	0	28,080
Restricted Stock (Accelerated Vesting) (4)	0	0	0	0	144,072
Life Insurance Proceeds (5)	0	0	200,000	0	0
Disability Insurance Proceeds (6)	0	0	0	3,011,307	0

Total	$168,151	$0	$200,000	$3,011,307	$172,152

(1)	For purposes of this analysis, we have assumed that Mr. Spadafore is terminated on November 30, 2007, when his base salary was $168,501. Effective December 1, 2007, however, his base salary increased to $200,000, which would increase his severance benefits. The base salary is due in a lump sum from us.

(2)	Mr. Spadafore’s employment agreement provides him with the same severance payments upon termination of employment by us without Cause or by Mr. Spadafore for Good Reason 90 days before to one year after a Change of Control of the Company that occurs by June 13, 2008.

(3)	This column covers termination of Mr. Spadafore’s employment under his employment agreement (1) by us for Cause, (2) by Mr. Spadafore without Good Reason, or (3) for any reason (other than death or disability) if such termination is not 90 days before to one year after a Change of Control of the Company that occurs by June 13, 2008.

(4)	See “Accelerated Vesting of Options and Restricted Stock Upon a Change in Control” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options and restricted stock. The above table does not include the benefit of the continuation of vested options after termination. Mr. Spadafore had vested options to purchase 121,280 common shares as of November 30, 2007, with a value of $1,902,493 at that date. The change in control benefits increase the termination benefits payable in connection with termination of employment that are in connection with a change in control.

(5)	The life insurance proceeds represent the aggregate face value of life insurance policies for which we pay the premiums and Mr. Spadafore designates the beneficiary. The payments are actually paid by the life insurance company in a lump sum. The policy pays twice as much as shown in the table if Mr. Spadafore dies in an accident.

(6)	The disability insurance proceeds represent the sum of the disability benefits payable to Mr. Spadafore until he reaches age 65 assuming he became totally and permanently disabled on November 30, 2007. The payments are actually paid by our disability insurers and by us (for the $11,700 self-insured short-term disability portion, less $93 in extra premiums) in monthly installments. The long-term disability insurance payments provide for a three percent cost of living increase each year that is not reflected in the table. The numbers in the table are not discounted to present value.
     The following table describes and quantifies the estimated payments and benefits that would be provided upon termination or a change in control of us for Mary Ann Victor, our Vice President and Chief Administrative Officer and Secretary:

	Termination
		CIC
	CIC	Agreement			Change
	Agreement	No			in
Benefits and Payments (1)	Severance (2)	Severance (3)	Death	Disability	Control (4)
Base Salary ($145,023)	$145,023	$0	$0	$0	$0
Options (Accelerated Vesting) (4)	0	0	0	0	28,080
Restricted Stock (Accelerated Vesting) (4)	0	0	0	0	144,072
Life Insurance Proceeds (5)	0	0	200,000	0	0
Disability Insurance Proceeds (6)	0	0	0	2,064,050	0

Total	$145,023	$0	$200,000	$2,064,050	$172,152

(1)	For purposes of this analysis, we have assumed that Ms. Victor is terminated on November 30, 2007, when her base salary was $145,023. The base salary is due in a lump sum from us.

(2)	Ms. Victor’s Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreement provides her with the same severance payments upon termination of employment by us without Cause or by Ms. Victor for Good Reason 90 days before to one year after a Change of Control of the Company that occurs by June 13, 2008.

(3)	This column covers termination of Ms. Victor’s employment under her Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreement (1) by us for Cause, (2) by Ms. Victor without Good Reason, or (3) for any reason (other than death or disability) if such termination is not 90 days before to one year after a Change of Control of the Company that occurs by June 13, 2008.

(4)	See “Accelerated Vesting of Options and Restricted Stock Upon a Change in Control” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options and restricted stock. The above table does not include the benefit of the continuation of vested options after termination. Ms. Victor had vested options to purchase 142,861 common shares as of November 30, 2007, with a value of $2,221,796 at that date. The change in control benefits increase the termination benefits payable in connection with termination of employment that are in connection with a change in control.

(5)	The life insurance proceeds represent the aggregate face value of life insurance policies for which we pay the premiums and Ms. Victor designates the beneficiary. The payments are actually paid by the life insurance company in a lump sum. The policy pays twice as much as shown in the table if Ms. Victor dies in an accident.

(6)	The disability insurance proceeds represent the sum of the disability benefits payable to Ms. Victor until she reaches age 65 assuming she became totally and permanently disabled on November 30, 2007. The payments are actually paid by our disability insurers and by us (for the $6,500 self-insured short-term disability portion) in monthly installments. The long-term disability insurance payments provide for a three percent cost of living increase each year that is not reflected in the table. The numbers in the table are not discounted to present value.
     Below is a description of the assumptions used in creating the tables above and the definitions, conditions and obligations relating to the agreements described in those tables. Unless otherwise noted the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.
     401(k) Plan. The above tables do not include benefits under our 401(k) plan, because that plan does not discriminate in scope, terms or operation in favor of our executive officers and is available generally to all of our salaried employees.
     Accelerated Vesting of Options and Restricted Stock Upon a Change in Control. Options and restricted stock granted under our plans accelerate upon a Change in Control (as defined below) regardless of whether employment also terminates.

     The numbers in the tables assume that the benefit of acceleration for the options equals the difference between the closing sales price of our common shares on November 30, 2007 ($20.01 per share) and the exercise price of the unvested options multiplied by the number of common shares underlying the unvested options held by the executive at November 30, 2007.
     The numbers in the tables assume that the benefit of acceleration for the restricted stock equals the closing sales price of our common shares on November 30, 2007 ($20.01 per share) multiplied by the number of common shares subject to the unvested restricted stock held by the executive at November 30, 2007.
     In addition, terminated executive officers’ vested options do not expire upon termination of their employment, unless such termination is by us for cause. The above tables do not include the benefit of the continuation of such vested options after termination because that value can be realized before termination by exercise of the options. Footnotes to the above tables, however, disclose the difference between the market value of the common shares underlying vested options held by the executive at November 30, 2007 (valued at the closing sales price of our common shares at November 30, 2007) and the exercise prices of those options.
     Cause. For purposes of Mr. Barrett’s and Mr. Spadafore’s employment agreements and Mr. Iacona’s and Ms. Victor’s Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements, “Cause” means (1) the executive’s continued failure (after notice and at least 30 days to cure such failure) to make a good faith effort to perform the executive’s employment duties, (2) any breach by the executive of his or her invention, confidentiality, non-competition and non-solicitation covenants, or (3) the executive’s conviction of a felony involving dishonesty or fraud.
     Good Reason. For purposes of Mr. Barrett’s and Mr. Spadafore’s employment agreements and Mr. Iacona’s and Ms. Victor’s Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements, “Good Reason” means (1) a decrease (without the executive’s consent) in the executive’s compensation, incentives and benefits, (2) a substantial change (without the executive’s consent) in the executive’s duties or responsibilities, (3) any requirement (to which the executive does not consent) that the executive change his or her primary place of business to be outside the metropolitan Detroit area, or (4) the failure of a successor to our business to assume our obligations under the applicable agreement.
     Change in Control. For purposes of Mr. Barrett’s and Mr. Spadafore’s employment agreements, Mr. Iacona’s and Ms. Victor’s Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements, and our 2005 Stock Incentive Plan, “Change in Control” means
•	the acquisition by any person or group of beneficial ownership of 40% or more of our outstanding common shares (generally excluding acquisitions directly from us, by us, or by employee benefit plans sponsored by us).

•	individuals who constituted the board at the date of the applicable agreement or plan (together with directors approved by at least a majority of those individuals who are still serving and directors previously so approved) cease to constitute at least a majority of the board members.

•	the consummation of a reorganization, merger or consolidation of us, or a sale or other disposition of all or substantially all of our assets, unless
•	our shareholders continue to own (in substantially the same proportions) at least 60% of the outstanding voting securities of the entity resulting from that transaction,

•	there is no new 40% owner (other than us, our benefit plans, our subsidiaries, and the entity resulting from the transaction), and

•	individuals who were members of the incumbent board constitute at least a majority of the members of the board of the entity resulting from the transaction, or
•	the consummation of a plan of our complete liquidation or dissolution.
     Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions. Mr. Barrett and Mr. Spadafore, under their employment agreements, and Mr. Iacona and Ms. Victor, under their Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements have agreed, in part in exchange for the severance benefits provided in those agreements:
•	that during the term of his or her employment and for one year after termination of his or her employment, he or she will not, directly or indirectly,
•	engage in activities in connection with patches for ventricular restoration, cerebral (for Mr. Barrett: and/or somatic) oximeters, related sensors or products sold by us during the term of his or her employment,

•	be employed by or have a financial interest in any person or entity that manufactures, assembles or sells any of those products (except for investments in up to three percent of the stock of public companies with which he is she is not otherwise affiliated), or

•	solicit any entity that he or she knows was one of our customers during the year before his or her employment terminated to supply such products
•	that during the term of his or her employment and for five years after termination of his or her employment, he or she will not, directly or indirectly,
•	solicit or attempt to hire one of our employees or consultants or any person he or she knows was an employee or consultant during the year before his or her employment terminated (except, for Mr. Barrett, persons terminated by us and persons terminated for at least six months), or

•	encourage any such person to terminate his or her employment or consultation with us,
•	not to disclose or appropriate our confidential information at any time, and that all materials pertaining to the confidential information are our property, and

•	that any inventions that the employee makes during his or her employment with us and relating to our business are our property.
Breach of these provisions can generally be waived by amending the applicable agreement by mutual agreement of the parties.

Compensation of Directors
     The following table sets forth information concerning the compensation of our directors for the fiscal year ended November 30, 2007:
DIRECTOR COMPENSATION — YEAR ENDED NOVEMBER 30, 2007

	Fees
	Earned
	or Paid	Option
	in Cash	Awards	Total
Name (1)	($)	($) (2)	($)
James I. Ausman, M.D., Ph.D.	18,000	28,762	46,762
Daniel S. Follis	18,000	28,762	46,762
Robert R. Henry	18,000	28,762	46,762
John P. Jumper (3)	10,500	8,342	18,842
Richard R. Sorensen	18,000	25,662	43,662

(1)	Bruce J. Barrett is not included in the table because he is also a named executive officer in the Summary Compensation Table above. He receives no additional compensation for his service as one of our directors.

(2)	Includes amounts expensed in fiscal 2007 for a grant of options to purchase 10,000 shares to each of the outside directors in fiscal 2006 (except for General Jumper) and again in fiscal 2007.

The grant date fair values of the option awards listed in the table above that were granted in fiscal 2007 were as follows for the following directors: Dr. Ausman — $100,100, Mr. Follis — $100,100, Mr. Henry — $100,100, General Jumper — $100,100 and Mr. Sorensen — $100,100.

The grant date fair values of the option awards listed in the table above that were granted in fiscal 2006 were as follows for the following directors: Dr. Ausman — $102,100, Mr. Follis — $102,100, Mr. Henry — $102,100, and Mr. Sorensen — $86,600.

For a discussion of the assumptions made in the valuation of the Option Awards, see Note 7 of the Notes to Financial Statements, included in our annual report to shareholders for the fiscal year ended November 30, 2007, which accompanies this proxy statement. As of November 30, 2007, the following directors listed in the table above have the following number of option awards outstanding: Dr. Ausman — 54,011, Mr. Follis — 33,500, Mr. Henry — 46,500, General Jumper — 10,000, and Mr. Sorensen — 20,000.
(3)	General Jumper became one of our directors on June 13, 2007.

     We refer to our directors who are not our officers or employees as Outside Directors. Effective July 1, 2006, each Outside Director receives a fee of $1,500 a month and reimbursement of reasonable expenses of attending board and board committee meetings. In addition, the board of directors may grant options to Outside Directors on a case by case basis.
     On June 13, 2007, we granted a total of 50,000 non-qualified stock options to our five Outside Directors under the 2005 Stock Incentive Plan. The options are 10-year options, exercisable at $19.33 a share, the closing sales price of the common shares on June 13, 2007. The options vest in one-fifth cumulative annual installments beginning June 13, 2008 and continue to be exercisable after termination of the director’s service unless the director is terminated for cause.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to us during or with respect to fiscal 2007, or written representations that no Forms 5 were required, we believe that during the fiscal year ended November 30, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with.
Equity Compensation Plan Information
     The following information is provided as of November 30, 2007 with respect to compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

			(c)
			Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders (1)	1,825,656	$6.92	689,284
Equity compensation plans not approved by security holders (2)	70,000	$2.30	0

Total	1,895,656		689,284

(1)	These plans consist of: (a) the 1991 Incentive Stock Option Plan, which terminated in 2001 except for the options granted before that date, (b) the Somanetics Corporation 1997 Stock Option Plan, which terminated in 2007 except for the options granted before that date, and (c) the Somanetics Corporation 2005 Stock Incentive Plan. All of the securities disclosed in column (c) are available for issuance under the 2005 Stock Incentive Plan, which permits us to grant stock options, restricted stock and restricted stock units.

(2)	These plans consist of non-qualified options to purchase 70,000 common shares granted to one current executive officer independent of our stock option plans. The options were granted on August 1, 2002 as an inducement essential to a new executive officer entering into an employment agreement with us. The options are subject to anti-dilution adjustments.
     All of the options have vested. They continue to be exercisable until the original termination date notwithstanding termination of employment, unless such termination is for cause, in which case such options expire at the date of such termination.
     The non-plan options expire 10 years after they were granted. The exercise price of these options is $2.30 a share, which was at least the fair market value of the underlying common shares on the date of grant. At the time these options are exercised, the optionee must pay the full option price for all shares purchased:
•	in cash, or

•	with the consent of the Compensation Committee or the board of directors, in its discretion, and to the extent permitted by applicable law,
•	in common shares,

•	by a promissory note payable to the order of us that is acceptable to the Compensation Committee or the board of directors,

•	by a cash down payment and a promissory note for the unpaid balance,

•	subject to any conditions established by the Compensation Committee or the board of directors, by having us retain from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price,

•	by delivery to us of written notice of the exercise, in such form as the Compensation Committee or the board of directors may prescribe, accompanied by irrevocable instructions to a stock broker to promptly deliver to us full payment for the shares with respect to which the option is exercised from the proceeds of the stock broker’s sale of the shares or loan against them,

•	in such other manner as the Compensation Committee or the board of directors determines is appropriate, in its discretion.
     Specified consolidations, mergers, transfers of substantially all of our properties and assets, dissolutions, liquidations, reorganizations or reclassifications in such a way that holders of common shares are entitled to receive stock, securities, cash or other assets with respect to, or in exchange for, their common shares, are each referred to as a “Transaction.” If we engage in a Transaction, then each holder of a non-plan option after consummation of the Transaction will be entitled to receive (for the same aggregate exercise price) the stock and other securities, cash and assets the holder would have received in the Transaction if he or she had exercised the option in full immediately before consummation of the Transaction.
     In addition, in connection with a Transaction, the Compensation Committee or the board of directors, acting in its discretion without the consent of any holder of any non-plan option and regardless of any other provision of the option, may:
•	permit such options to be exercised in full for a limited period of time, after which all unexercised options and all rights of holders of such options would terminate,

•	permit such options to be exercised in full for their then remaining terms, or

•	require all such options to be surrendered to us for cancellation and payment to each holder in cash of the excess of the fair market value of the underlying common shares as of the date the Transaction is effective over the exercise price, less any applicable withholding taxes.
The Compensation Committee or the board of directors may not select an alternative for a holder that would result in his or her liability under Section 16(b) of the Exchange Act, without the holder’s consent. If all of the alternatives have such a result, the Compensation Committee or board of directors will take action to put the holder in as close to the same position as he or she would have been in if one of the alternatives described above had been selected, but without resulting in any payment by the holder under Section 16(b) of the Exchange Act. With the consent of each holder, the Compensation Committee or board of directors may make such provision with respect to any Transaction as it deems appropriate.
     The options may not be transferred other than by will or by the laws of descent and distribution, and during the optionee’s lifetime, the option is exercisable only by the optionee.
III. OTHER MATTERS
Annual Report
     A copy of our Annual Report to Shareholders for the fiscal year ended November 30, 2007 accompanies this proxy statement. We file an Annual Report on Form 10-K with the Securities and Exchange Commission. We will provide, without charge, to each person being solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 (as filed with the Securities and Exchange Commission, excluding exhibits for which a reasonable charge shall be imposed). All such requests should be directed to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department.
Independent Accountants
     Deloitte & Touche LLP are our independent accountants, have reported on the financial statements in our 2007 Annual Report to Shareholders, which accompanies this proxy statement, and have served as our independent accountants for many years. Our independent accountants are appointed by the Audit Committee of our board of directors. We will not select our independent accountants for the fiscal year ending November 30, 2008 until later in our fiscal year.
     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if she desires to do so. The representative will also be available to respond to appropriate questions.
     The following table presents aggregate fees billed for each of the years ended November 30, 2007 and 2006 for professional services rendered by Deloitte & Touche LLP in the following categories:

	Fiscal Year Ended
	November 30,
	2007	2006
Audit Fees (1)	$418,610	$299,825
Audit-Related Fees	$0	$0
Tax Fees (2)	$71,550	$46,350
All Other Fees	$0	$0

(1)	Consists of fees for the audit of our annual financial statements and the audit of our internal controls over financial reporting, review of financial statements included in our Form 10-Qs, and services provided in connection with our Registration Statement on Form S-8 in connection with our 2005 Stock Incentive Plan in fiscal 2007.

(2)	Consists of tax return preparation fees.
     In accordance with Section 10A(i) of the Exchange Act, before Deloitte & Touche LLP is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Shareholder Proposals
     Proposals of shareholders that are intended to be presented at our 2009 Annual Meeting of Shareholders must be received by our Secretary at our offices, 1653 East Maple Road, Troy, Michigan 48083-4208, no later than November 5, 2008 to be considered for inclusion in the proxy statement and proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.
     We must receive notice of any proposals of shareholders that are intended to be presented at our 2009 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, no later than January 19, 2009 to be considered timely. Such proposals should be sent by certified mail, return receipt requested and addressed to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.
Other Business
     Neither we nor the members of our board of directors intend to bring before the annual meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and none of us has any present knowledge that other matters will be presented for action at the annual meeting by others. However, if other matters are properly presented to the meeting, the persons named in the enclosed proxy intend to vote the shares represented by the proxy in accordance with their best judgment.
By order of the board of directors
Bruce J. Barrett
President and Chief Executive Officer
Troy, Michigan
March 5, 2008

SOMANETICS CORPORATION
PROXY
BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING APRIL 10, 2008
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF SOMANETICS CORPORATION
     The undersigned hereby appoints Bruce J. Barrett and Mary Ann Victor, and each of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the common shares, par value $0.01 per share, of the undersigned in Somanetics Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 10, 2008, and at any and all adjournments thereof.
(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors				2. In their discretion with respect to any other matters that may properly come before the meeting.
NOMINEES:
☐	FOR ALL NOMINEES	O O	James I. Ausman Richard R. Sorensen
The shares represented by this proxy will be voted in accordance with the specifications made herein. The shares represented by this proxy will be voted for the election of the directors named in Proposal 1 if no instructions to the contrary are indicated or if no instruction is given.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.